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                                                         EXHIBIT 99.1

Contacts:
    Zitel Corporation
    Jack H. King
    President & C.E.O.
    510-440-9600
    800-622-5020

    Morgen-Walke Associates, Inc.
    Suzanne Craig, Lisa Laukkanen, Doug Sherk
    415-296-7383
    David Sasso, Josh Passman
    212-850-5698

FOR IMMEDIATE RELEASE

              ZITEL CORPORATION COMPLETES $25 MILLION PRIVATE PLACEMENT

    FREMONT, CA, May 23, 1997 -- Zitel Corporation (Nasdaq: ZITL) announced today the completion of a private placement of $25,000,000 in principal amount of 5% convertible subordinated debentures to a small number of institutional investors. The debentures are convertible into shares of common stock on a formula based on a trailing average closing bid price at the dates of conversion. The formula would require issuance of approximately 1,215,000 shares if the debentures were converted today. The purchasers have registration rights with respect to the common stock issuable upon conversion. Rochon Capital Group Ltd. acted as placement agent in the transaction. Proceeds will be used for general corporate purposes.

    Zitel Corporation specializes in the design, manufacture and marketing of high-performance, enterprise-class, storage subsystems for enterprise-wide, mission-critical, applications which include relational database, batch and on-line transaction processing. The Company also develops and markets single-system and multi-system performance measurement and modeling software used on a variety of UNIX and proprietary platforms to measure the performance of Client/Server environments. Additionally, the Company's Solution Service Division is a certified reseller of the MatriDigm Corporation's Year 2000 compliance services. Zitel products are offered through systems integrators, value added resellers and distributors, OEMs and directly to end users. The Company is headquartered at 47211 Bayside Parkway, Fremont, CA 94538. Telephone: (510) 440-9600 or (800) 622-5020.
FAX: (510) 440-9696. http://www.zitel.com. For information on Year 2000 compliance services, call (888) FIND-FIX.

                                Exhibit 99.1 - Page 1